Exhibit 99.1

Interlink Electronics Reports Fourth Quarter and Fiscal Year 2022 Results

Net income includes a gain of over $2.4 million on a passive investment

March 29, 2023 6:00 AM PDT

IRVINE, CA – (Business Wire) – Interlink Electronics, Inc. (NASDAQ: LINK), a world-leading trusted technology partner in the rapidly advancing world of human-machine interface (HMI) devices, sensors, membrane switches and other cutting-edge technologies, today announced its financial results for the three months and year ended December 31, 2022. The following table sets forth the consolidated financial highlights.

Consolidated Financial Highlights

(Amounts in thousands, except per share data and percentages)

	Three months ended December 31,				Year ended December 31,
Consolidated Financial Results	2022	2021	$ ∆	% ∆	2022	2021	$ ∆	% ∆
Revenue	$1,611	$1,623	$(12)	(0.7)%	$7,493	$7,478	$15	0.2%
Gross profit	$796	$765	$31	4.1%	$3,861	$4,058	$(197)	(4.9)%
Gross margin	49.4%	47.1%			51.5%	54.3%
Loss from operations	$(345)	$(411)	$66		$(668)	$(79)	$(589)
Net income (loss)	$1,412	$(977)	$2,389		$1,672	$(734)	$2,406
Net income (loss) applicable to common stockholders	$1,312	$(1,025)	$2,337		$1,272	$(782)	$2,054
Earnings (loss) per common share – diluted	$0.20	$(0.16)	$0.36		$0.19	$(0.12)	$0.31

●	Revenue in the fourth quarter of 2022 decreased 1% from the same quarter last year and was approximately flat for 2022 as compared to the prior year. Fluctuations in revenue result from changes in the volume of shipments of our products to our customers, which is impacted by customer demand according to their corresponding products and programs.

●	Gross margin increased to 49.4% in the current quarter from 47.1% in the year-ago quarter and decreased to 51.5% for the current year from 54.3% in the prior year. The improvement in gross margin in the current quarter was due to a lower provision for excess and obsolete inventory as compared to the fourth quarter of the prior year. The decline in gross margin for the current year was due to higher materials and components costs on certain orders and changes in customer and product mix.

●	Income/loss from operations was a loss of $345 thousand for the fourth quarter of 2022, compared with a loss of $411 thousand in the fourth quarter of 2021. Income/loss from operations was a loss of $668 thousand for 2022, compared with a loss of $79 thousand in 2021. Operating income/loss in 2022 was impacted by lower gross profit and higher operating expenses due to additional employee headcount, increased costs on prototyping and product development activities, and increased professional services costs for initiatives such as acquisition pursuits. Additionally, operating income/loss in 2021 benefited from a $129 thousand research incentive grant from the Singapore government and a $186 thousand benefit from forgiveness of the PPP loan the Company received in 2020.

●	The Company’s net income of $1.4 million in the fourth quarter of 2022 and $1.7 million for the 2022 year included a realized non-operating gain of approximately $2.4 million on an approximately $6 million passive public equity investment it made earlier in 2022, for a return of over 40%. The Company did not own any marketable securities in the prior year periods.

●	Interlink ended the year with $10.1 million of cash and cash equivalents after completing the acquisition of SPEC Sensors and KWJ Engineering in December 2022 for approximately $2.3 million. Since year-end, Interlink completed the acquisition of Calman Technology Limited with an initial closing payment of $4.4 million.

“We finished 2022 with the SPEC/KWJ acquisition and have now completed the Calman Technology purchase, positioning us for significant growth in the current fiscal year and beyond,” said Steven N. Bronson, Chairman, President, and CEO of Interlink. “We will continue to make investments in product development, sales and executive talent for the remainder of 2023.”

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading trusted technology partner in the rapidly advancing world of human-machine interface (HMI) devices, sensors, membrane switches and other cutting-edge technologies. In addition to standard product offerings, Interlink utilizes its expertise in materials science, manufacturing, firmware, and software to produce in-house system solutions for custom applications. For 38 years, Interlink has led the printed electronics industry to commercialize its patented Force Sensing Resistor® technology. It has supplied some of the world's top electronics manufacturers with intuitive sensor and interface technologies. It also has a proven track record of supplying technological solutions for mission-critical applications in a diverse range of markets - including medical, automotive, consumer electronics, telecommunications, and industrial control - providing standard and custom-designed sensors that give engineers the flexibility and functionality they seek in today's sophisticated electronic devices.

Recent acquisitions have expanded the Company’s portfolio of products and services into new areas. SPEC Sensors and KWJ Engineering, purchased in December 2022, offer industry-leading design and manufacture of electrochemical gas-sensing technology for industry, community, health and home, providing custom solutions, advanced sensors, innovative products and unique services with uses in fields such as carbon monoxide and ozone detection and air quality monitoring. Calman Technology Limited, acquired in March 2023, brings over 25 years of experience in the design and manufacture of membrane keypads, graphic overlays and label product, with customers in fields such as medical devices and defense technologies and operations across the UK and Europe.

Interlink serves an international customer base from its headquarters in Irvine, California, its world-class materials science lab and R&D center in Camarillo, California and the SPEC-KWJ advanced engineering and manufacturing facility in Silicon Valley. They are supported by strategic global locations covering manufacturing, distribution, and sales support. For more information, please visit InterlinkElectronics.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements in this press include statements about our acquisition program, our projected annual revenue run rate, and the effects of the Calman acquisition, including contributions to our products, manufacturing operations and the markets we serve. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our ability to integrate Calman’s operations; our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184

INTERLINK ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,	December 31,
	2022	2021

	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$10,091	$10,777
Restricted cash	—	5
Accounts receivable, net	1,178	1,080
Inventories	2,112	814
Prepaid expenses and other current assets	321	391
Total current assets	13,702	13,067
Property, plant and equipment, net	184	338
Intangible assets, net	76	131
Goodwill	650	—
Right-of-use assets	172	163
Deferred tax assets	134	8
Other assets	65	72
Total assets	$14,983	$13,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$273	$338
Accrued liabilities	568	507
Lease liabilities, current	131	138
Accrued income taxes	117	54
Total current liabilities	1,089	1,037

Long-term liabilities
Lease liabilities, long-term	46	37
Total long-term liabilities	46	37
Total liabilities	1,135	1,074

Stockholders’ equity
Preferred stock	2	2
Common stock	7	7
Additional paid-in-capital	62,617	62,552
Accumulated other comprehensive income (loss)	(98)	96
Accumulated deficit	(48,680)	(49,952)
Total stockholders’ equity	13,848	12,705
Total liabilities and stockholders’ equity	$14,983	$13,779

INTERLINK ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021

	(in thousands, except per share data)
Revenue, net	$1,611	$1,623	$7,493	$7,478
Cost of revenue	815	858	3,632	3,420
Gross profit	796	765	3,861	4,058
Operating expenses:
Engineering, research and development	308	339	1,220	893
Selling, general and administrative	833	837	3,309	3,244
Total operating expenses	1,141	1,176	4,529	4,137
Loss from operations	(345)	(411)	(668)	(79)
Other income (expense):
Other income (expense), net	1,907	(25)	2,611	(50)
Income (loss) before income taxes	1,562	(436)	1,943	(129)
Income tax expense	150	541	271	605
Net income (loss)	$1,412	$(977)	$1,672	$(734)

Net income (loss) applicable to common stockholders	$1,312	$(1,025)	$1,272	$(782)
Earnings (loss) per common share – basic and diluted	$0.20	$(0.16)	$0.19	$(0.12)
Weighted average common shares outstanding – basic and diluted	6,607	6,602	6,603	6,601